AMENDED AND RESTATED POWER SALES CONTRACT

        THIS AMENDED AND RESTATED POWER SALES CONTRACT (the "Contract") is made and entered into this 18th day of December 1998 (the "Contract Date"), by and between SOUTHERN ENERGY CANAL, L.L.C., a Delaware limited liability company ("Seller") and MONTAUP ELECTRIC COMPANY, a Massachusetts corporation ("Purchaser"). Seller and Purchaser are referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS:

A. Seller is a party to that certain Asset Sale Agreement dated May 15, 1998 (the "Asset Sale Agreement") between Seller (as successor by assignment to Southern Energy New England, L.L.C.) and Canal Electric Company ("CEC") providing for the sale of Canal Unit 1 from CEC to Seller.

B. Purchaser is a party to that certain Power Contract between Purchaser and CEC dated December 1, 1965 (the "Original Contract") for the sale of 25% of the capacity and energy from Canal Unit I to Purchaser, and CEC is a party to Power Contract s dated December 1, 1965 with each of Boston Edison Company, Commonwealth Electric Company and Cambridge Electric Light Company and New England Power Company (the "Other Purchasers' Original Contracts"), each of which is substantially identical to the Original Contract and provides for the sale of 25% of the capacity and energy to each of the other purchasers.

C. In connection with the closing of the Asset Sale Agreement, CEC has assigned the Original Contract and the Other Purchasers' Original Contracts to Seller effective as of the closing, and the Parties hereto desire to enter into this Contract t o amend, restate, supersede and replace the Original Contract, effective on the closing of the Asset Sale Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties hereto mutually covenant and agree as follows:

1 .     Definitions

"Affiliate" means any other entity (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity. For purposes of the foregoing, "control" means the direct or indirect ownership of more than seventy percent of the outstanding capital stock or other equity interest having ordinary voting power.

"Asset Sale Agreement" has the meaning set forth in Recital A.

"Base Amount" has the meaning set forth in Section 5(a).

"Bid Procedures" means the bid procedures agreed to by Seller and the Contract Purchasers Committee from time to time for bidding Canal Unit I to the ISO consistent with the then effective Operational Characteristics.

"Business Day" means any day other than a Saturday, Sunday or a Holiday that is observed on a weekday. If any performance date referenced in this Contract is not a Business Day, such performance date shall be the next succeeding Business Day.

"Canal Unit I" means Unit I at the Canal Station in Sandwich, Massachusetts.

"CEC" means Canal Electric Company, formerly known as Plymouth County Electric Company.

"Commonwealth/Cambridge" means collectively, Commonwealth Electric Company and Cambridge Electric Company. Commonwealth/Cambridge shall be deemed to be one Contract Purchaser.

"Contract Costs" means the costs Purchaser incurs under and in connection with this Contract.

"Clean Air Act" means the federal environmental statute enacted at 42 U.S.C.A. 7401 et seq. to regulate and control air pollution.

"Contract" means this Amended and Restated Power Sales Contract between Seller and Purchaser.

"Contract Date" means the date of this Contract.

"Contract Parties" means Seller and the Contract Purchasers.

"Contract Purchasers" means Purchaser and the Other Purchasers.

"Contract Purchasers Committee" means the standing committee of representatives of the Contract Purchasers and Seller established pursuant to Section 3 of this Contract.

"Contract Year" means a calendar year during the term of this Contract; provided, however, the first Contract Year shall begin on the Effective Date and end on December 31, 1999, and the last Contract Year shall end on the expiration of the term of t his Contract.

"Creditworthiness Criteria" means an entity which has a credit rating of at least "BBB-," from the Standard & Poor's Rating Group (a division of McGraw
Hill), or its successor ("S&P") or an equivalent rating from Moody's Investor Services, Inc. or it s successor ("Moody's"). The Creditworthiness Criteria may be satisfied by the delivery of collateral security for the obligations of a Party hereunder in the form of (i) a guarantee in form and substance reasonably satisfactory to the other Party from an entity that meets the Creditworthiness Criteria, or (ii) a direct-pay, irrevocable, standby letter of credit from a major U.S. commercial bank having a credit rating of at least "A" from S&P or "A-2" from Moody 7 s; each in an amount, form and substance reasonably approved by the other Party.

"CTC" or "Contract Termination Charges" shall have the meaning set forth in that certain settlement filed by Purchaser with FERC in Docket Nos. ER97-2800 et al, which settlement FERC approved with conditions on December 19, 1997.

"Defaulting Party" shall have the meaning set forth in Section 27(a).

"Delivery Point" means the point where capacity, energy and ancillary services generated by Canal Unit I are delivered to the NEPOOL PTF.

"Demand Charge" shall have the meaning set forth in Section 5.

"Edison" means Boston Edison Company.

"Effective Date" has the meaning set forth in Section 2(a).

"Energy" shall have the meaning assigned to such term by the Restated NEPOOL Agreement.

"Energy Charge" shall have the meaning set forth in Section 6.

"Emissions Allowances" means NOx Emission Allowances and SO2, Allowances.

"Emissions Charge" shall have the meaning set forth in Section 7.

"Existing NOx Allowances" shall have the meaning set forth in Section 7.

"Event of Default" shall have the meaning set forth in Section 27(a).

"Fuel means number six (No. 6) fuel oil.

"Fuel Procurement Policy" means the policy established by Seller and approved by the Contract Purchasers Committee to procure Fuel for Canal Unit 1.

"FERC" means Federal Energy Regulatory Commission.

"Good Utility Practice" means any of the practices, methods or acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts that in the exercise of reasonable judgment in light of the facts known at the time a decision was made, could have been expected to accomplish the desired result at reasonable cost consistent with reliability, safety and expedition and giving due regard for the compliance with applicable law and the requirements of governmental agencies having jurisdiction and the rules, regulations and procedures of NEPOOL and the ISO. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of acceptable practices,, methods or acts.

"Hearing" shall have the meaning set forth in Section 23(b).

"Holiday" means New Year's Day, President's Day, Patriot's Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran's Day, Thanksgiving Day, the day following Thanksgiving Day, and Christmas Day.

"Installed Capacity" shall have the meaning assigned to such term by the Restated NEPOOL Agreement.

"Interest Rate" means, for any date, two (2) percent over the per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under "Money Rates"; provided, however, that the Interest Rate s hall never exceed the maximum lawful rate permitted by applicable law.

"ISO" means ISO New England, Inc., the independent system operator for the New England region, and its successors and assigns.

"Market Implementation Date" means the effective date of the implementation of the bid-based market for energy in NEPOOL.

"Mediation Notice" shall have the meaning set forth in Section 23(a).

"NEPCO" means New England Power Company.

"NEPOOL" means the New England Power Pool, and its successors and assigns.

"NEPOOL Defined Products" means any electrical generation-related products established by NEPOOL which may be produced by Canal Unit 1, including without limitation, Installed Capacity, Operable Capacity, Energy, Ten Minute Spinning Reserve, Ten Minute Nonspinning Reserve, Thirty Minute Operating Reserve and Automatic Generation Control, as such terms are defined by the Restated NEPOOL Agreement.

"NEPOOL PTF" means the NEPOOL Pool Transmission Facilities, as defined by the Restated NEPOOL Agreement.

"New Contract Purchasers" means Purchaser and the Other Purchasers which enter into an Other Purchasers' New Contract, from time to time.

"Non-Defaulting Party" shall have the meaning set forth in Section 27(a)(iii).

"NOx Emission Allowance" means an authorization under Massachusetts air quality regulations to emit one ton of nitrogen oxides during the period May 1 through September 30 of any given year.

"NOx Season" means the months of May through September of each year.

"Operational Characteristics" means the operating characteristics of Canal Unit I as set forth in the NEPOOL NX-12(a) report or any similar report delivered by Seller to the Contract Purchasers seasonally, as revised from time to by Seller to reflect changes in the actual physical operating characteristics of Canal Unit I or as agreed to by the Contract Purchasers Committee in accordance with
Section 3(b)(ii).

"Original Contract" has the meaning set forth in Recital B.

"Other Purchasers" means Commonwealth/Cambridge, Edison and NEPCO and their respective successors and permitted assigns.

"Other Purchasers' New Contracts" means any agreement between Seller and any of the Other Purchasers which terminates, amends or replaces such Other Purchaser's Original Contract.

"Other Purchasers' Original Contracts" has the meaning set forth in Recital B.

"Party" and collectively the "Parties" refers to Seller and/or Purchaser.

"Purchaser" means Montaup Electric Company and its successors and permitted assigns.

"Restated NEPOOL Agreement" means the NEPOOL Agreement dated December 31, 1996, as amended from time to time.

"RFP" means a request for proposal as defined in Section 25(b) hereof.

"SCR" means selective catalytic reduction equipment and process installed on Canal Unit 1.

"SCR Amount" shall have the meaning set forth in Section 5(b).

"SCR Operation Date" means the date the SCR becomes operational for Canal Unit
1.

"Seller" means Southern Energy Canal, L.L.C, and its successors and assigns.

"Senior Officers Committee" means a committee of senior officers of each Contract Party established in accordance with Section 23(a).

"SO2 Allowance" means an authorization under the Clean Air Act to emit one ton of sulfur dioxide on an annual basis.

2. Effective Date; Assignment and Amendment

(a) This Contract shall become effective upon the closing of the Asset Sale Agreement (the "Effective Date"). If the Effective Date does not occur on or before December 31, 1998, Purchaser shall have the right to terminate this Agreement and resume service under the Original Contract if Purchaser gives Seller written notice of such termination by January 5, 1999.

(b) Purchaser hereby consents to the assignment of the Original Contract by CEC to Seller, and the Parties hereby amend and restate in its entirety the Original Contract. Such assignment, amendment and restatement shall be effective on the Effective Date. Purchaser acknowledges and agrees that it is not aware of any claims against CEC under the Original Contract and Seller shall have no liability for any claims or demands of Purchaser under the Original Contract or this Contract arising with respect to acts or omissions prior to the Effective Date.

(c) If FERC has not issued a final non-appealable order acceptable to Purchaser, in its sole discretion, approving Purchaser's recovery of Contract Costs as just and reasonable pursuant to the provisions of Purchaser's CTC by the Reopener Date, t hen within five (5) Business Days after the Reopener Date, Purchaser may deliver written notice to Seller requiring the Parties to amend the terms of this Contract so that the charges to Purchaser will be computed in accordance with the terms of the Original Contract. As used herein the Reopener Date" shall be July 3 1, 1999, however, if FERC has issued an order that is acceptable to Purchaser but is not final and non-appealable by such date, the Reopener Date shall be automatically extended for sixty (60) days. Such amendment of this Contract shall also require that the Parties will make payments to each other as necessary to true-up any charges from the Effective Date of this Contract until the effective date of any such amendment as compared to charges under the Original Contract for such period. Purchaser shall diligently seek to obtain an order from FERC approving the recovery of Contract Costs as just and reasonable pursuant to the provisions of Purchaser's CTC.

(d) Notwithstanding Sections 5 and 6 below, if the Effective Date occurs before January 1, 1999, CEC shall bill Purchaser in accordance with the Original Contract for service provided between the Effective Date and January 1, 1999, and Seller will recover from CEC such portion of the charges as are, attributable to service between the Effective Date and January 1, 1999. Seller will use reasonable efforts to have CEC perform all accountings required under the Original Contract after January 1, 1999.

3.      Contract Purchasers Committee

(a) For the mutual advantage of the Contract Parties, a Contract Purchasers Committee shall be established consisting of one (1) representative from each of the Contract Purchasers and one (1) representative from Seller. The New Contract Purchasers shall each have the right to vote and any Other Purchasers shall have the rig ht to attend meetings but shall only have the right to vote on matters which require each such Other Purchaser's consent under such Other Purchaser's Original Contract. The Purchaser and Seller shall each appoint to the Contract Purchasers Committee officers or representatives that have the authority to act on behalf of their respective Parties to the extent required under the terms of this Contract. The Contract Purchasers Committee shall meet at least once every six months during the ten-n at such times as may be announced by Seller. Each member of the Contract Purchasers Committee shall have the right to call a meeting on at least ten (10) Business Days prior notice to the other members of the Contract Purchasers Committee.

(b) The approval of the Contract Purchasers Committee, which approval shall not be unreasonably withheld, is required for the following:

(i) a change in the Bid Procedures shall require the unanimous approval of the Contract Purchasers Committee; provided, however, any change which has or may have a material adverse effect on Canal Unit I shall require the written approval of Seller, which shall not be unreasonably withheld;

(ii) Seller's change in the Operational Characteristics shall require the unanimous approval of the Contract Purchasers Committee, except any change required, in Seller's reasonable judgment, to adhere to Good Utility Practice;

(iii) Seller's scheduling of any planned outage for routine maintenance and overhauls if such planned outage is scheduled during a time other than the spring or fall shall require the approval of a majority of the Contract Purchasers Committee; Seller shall consult with the Contract Purchasers Committee regarding all planned outages including the planned outage to install the SCR for Canal Unit 1. Seller shall keep the Contract Purchasers Committee informed of the outage schedule for the SCR, and changes thereto which in Seller's reasonable judgment are necessary or prudent to install the SCR shall not require approval of the Contract Purchasers Committee;

(iv) any change to the Fuel Procurement Policy shall require the unanimous approval of the Contract Purchasers Committee;

(v) the acquisition and disposition of NOx Emission Allowances and SO, Allowances for Canal Unit I shall require the approval of a majority of the Contract Purchasers Committee (to the extent acquisitions are approved, Seller may acquire Emission Allowances from Contract Purchasers in accordance with
Section 7(g)); provided, however, Seller shall not be liable for the failure of the Contract Purchasers Committee to approve the acquisition of NOx Emission Allowances and/or SO, Allowances sufficient for the operation of Canal Unit 1;

(vi) the appointment of an agent by Seller pursuant to Sections 8 and 9 which is not an Affiliate of Seller shall require the approval of a majority of the Contract Purchasers Committee;

(vii) instituting a material capital addition or other action for which approval of the Contract Purchasers Committee is required pursuant to Section 9 shall require the approval of a majority of the Contract Purchasers Committee.

(c) Seller's representative shall have the night to attend all Contract Purchasers Committee meetings but shall not have the power to vote except in the case of a deadlock on a matter which Seller determines should be resolved to comply with Good Utility Practice. In the event an Affiliate of Seller becomes a Contract Purchaser (as a result of an assignment of an Other Purchaser's Original or New Contract), Seller's right to vote in the preceding sentence shall terminate, but Seller's Affiliate shall have the power to vote on all matters except the approval of any fuel or other contract between Seller and an Affiliate of Seller which requires the consent of the Contract Purchasers Committee. In such instance the unanimous vote of the other members of the Contract Purchasers Committee shall be required to approve such matters.

(d) In the event of a deadlock in the Contract Purchasers Committee which is not resolved by Seller in accordance with Section 3(c), any Party may give notice to the other Party instituting the dispute resolution provisions of Section 23 hereof.

(e) Seller and Purchaser acknowledge that they have reached agreement as to the initial Bid Procedures for the period prior to the Market Implementation Date and for the period from and after the Market Implementation Date. Any change to the Bid Procedures shall be made in accordance with Section 3(b)(i) except Seller shall have the right to make any change that in Seller's reasonable judgment is necessary to comply with NEPOOL or ISO rules and procedures or any change in the Operational Characteristics.

4.      Sale, Purchase and Power Price

(a) Commencing on the Effective Date and during the term of this Contract, Seller shall make available and provide to Purchaser and Purchaser shall be entitled to twenty-five percent (25%) of the capacity and associated energy, along with any other generation- related products produced by Canal Unit 1 including, without limitation, operable capacity, operating reserves and automatic generation control. Purchaser acknowledges that it has no right to any output of Canal Unit I following the termination of this Contract unless otherwise agreed to in writing by Seller.

(b) With respect to each month commencing on the Effective Date, Purchaser shall pay Seller the amounts provided in this Contract.

5.      Demand Charge

The Demand Charge for each respective month during the term of this Contract shall be the Base Amount for such month plus the SCR Amount for such month. If the Effective Date occurs on a date other than the first day of a month, the Demand Charge for such month shall be appropriately pro-rated.

(a) Base Amount. The Base Amount for each month during the term of this Contract shall be as follows:

Year
1999 - $734,895.00 each month

2000 - $691,042.00 each month

2001 - $748,271.00 each month

2002 - $758,121.00 for each month from January through September, and $236,499.00 for October.

(b) SCR Amount. The SCR Amount for each month during the term of this Contract beginning with January 2000 shall be:

Year
2000 - $72,500.00 each month
2001 - $71,042.00 each month
2002 - $89,767.00 each month from January through September, and $29,594.00 for October.

Notwithstanding the foregoing, if the SCR Operation Date has not occurred on or prior to the beginning of the NOx Season in 2000 or any year thereafter, the SCR Amount for such year shall be reduced as follows:

(i) For each month during the NOx Season prior to the SCR Operation Date, the aggregate amount of the SCR Amount for such year shall be reduced by one-fifth (1/5th).

(ii) If the SCR Operation Date occurs during a month in the NOx Season, the SCR Amount shall be prorated for such month.

(iii) If the SCR Operation Date has not occurred on or prior to May 1, 2000, any amounts of the SCR Amount which have been paid by Purchaser prior to the SCR Operation Date shall be used by Seller as an advance to pay for Purchaser's share of any N Ox Allowances needed for the operation of Canal Unit 1 in accordance with Section 7(b) hereof, and any residual advance shall then be used as an offset against any further SCR Amount payable by Purchaser hereunder.

Seller shall notify the Contract Purchasers Committee of the occurrence of the SCR Operation Date. Except as otherwise provided above, Seller shall have no liability to Purchaser for any delay in the SCR Operation Date.

6.      Energy Charge

The Energy Charge shall be 25% of all Fuel and Fuel handling costs incurred by Seller for Canal Unit I in accordance with the following:

(a) Fuel shall be purchased by Seller from any Fuel supplier, including any Affiliate of Seller, in accordance with the Fuel Procurement Policy in effect from time to time. The Parties acknowledge and agree that they have reached agreement as to the initial Fuel Procurement Policy. Any changes to the Fuel Procurement Policy shall be made in accordance with Section 3(b)(iv).


(b) The delivered cost of Fuel shall be charged to the Contract Purchasers monthly at Seller's cost based upon the sum of the daily deliveries to the Canal Unit 1 day tank.

7.      Emissions Allowances
(a) Seller shall allocate to Canal Unit I fifty percent (50%) of the NOx Emission Allowances allocated to the Canal Station (Canal Unit 1 and Canal Unit
2) by governmental agencies (the "Existing NOx Allowances").

(b) To the extent the Existing NOx Allowances are insufficient for the operation of Canal Unit I prior to the SCR Operation Date, Purchaser shall pay, as the "Emissions Charge," 25% of the cost of all NOx Emission Allowances acquired by Seller for Canal Unit I to comply with emission requirements applicable to Canal Unit 1. Seller shall charge Purchaser for twenty five percent (25%) of the cost of any NOx Emission Allowances, in excess of the Existing NOx Allowances, purchased by Seller from CEC at the closing of the Asset Sale Agreement. The amounts for the purchased NOx Emission Allowances shall be charged to the Contract Purchasers as the NOx Emission Allowances are used, and the purchased NOx Emission Allowances shall be deemed to be used prior to the Existing NOx Allowances. Seller may charge the Contract Purchasers interest on the purchase price of unexpensed NOx Allowances at the Interest Rate minus 2% per annum.

(c) Seller is planning to install an SCR for Canal Unit I to become operational on or before May 1, 2000 which will be designed to achieve a reduction in NOx emissions for Canal Unit 1. Seller's cost of installing the SCR is included in the SCR A mount in the Demand Charges for 2000 and thereafter, and Purchaser shall not otherwise be responsible for any capital or operations and maintenance costs associated with the SCR.

(d) Purchaser shall pay Seller for 25% of the cost of SO2 Allowances which are required for the operation of Canal Unit 1 in excess of the SO, Allowances allocated to Canal Unit I prior to the Effective Date.

(e) If Seller projects that Seller will have excess Emission Allowances for any year during the term of this Contract, Seller shall so notify the Contract Purchasers Committee and Seller shall liquidate such Emission Allowances or retain such Emission Allowances for use in following years in accordance with the direction of the Contract Purchasers Committee. Seller shall distribute to Purchaser 25% of the proceeds of such a liquidation.

(f) If Seller is planning to purchase additional NOx Allowances in accordance with the terms of this Agreement, Purchaser shall have the night to provide NOx Allowances to Seller, and in such event Purchaser shall receive a credit for the amount of NOx Allowances provided to Seller. Such credit shall be used to offset the charges Purchaser is obligated to pay for the NOx Allowances acquired by Seller for Canal Unit I or other charges pursuant to this Contract.

(g) Seller shall pay or bear the cost of any fine or penalty arising from Seller's failure to observe and comply with Good Utility Practices in the operation of Canal Unit 1, where such failure results in insufficient Emissions Allowances for Canal Unit 1. Seller shall under no circumstances be obligated to operate Canal Unit I in a manner that would result in noncompliance with any emissions related requirement.

8. Scheduling Protocol Prior to the Market Implementation Date
During the term of the Contract up to the Market Implementation Date:

(a) Seller shall provide information regarding Canal Unit 1 to the ISO in accordance with the Bid Procedures to enable the ISO to dispatch Canal Unit 1.

(b) Seller shall be responsible for coordinating the submission of all necessary information on behalf of Contract Purchasers and for communicating the outcome of the dispatch to Contract Purchasers.

(c) Purchaser shall be entitled to 25% of the capacity and associated energy along with any other generation-related products produced by Canal Unit 1, including without limitation, operable capacity, operating reserves, and automatic generation control.

(d) Seller and Purchaser shall take all action necessary in accordance with NEPOOL procedures to ensure that Purchaser shall receive appropriate credit for its 25% of the generation related products produced by Canal Unit 1, including without limitation, energy, installed capacity, operable capacity, operating reserves, and automatic generation control resulting from the ISO dispatch of Canal Unit 1.

(e)     Seller may appoint an agent to perform its obligations under this
Section 8. The appointment of any agent which is not an Affiliate of Seller shall require the consent of a majority of the Contract Purchasers Committee, which consent may not be unreasonably withheld.

9. Scheduling Protocol After Market Implementation Date During the term of the Contract from and after the Market Implementation Date:

(a) Purchaser shall receive its 25% share of Installed Capacity and Operable Capacity and shall be responsible for bidding such Installed Capacity and Operable Capacity to the ISO. Purchaser shall be entitled to all payments from ISO for such share of Installed Capacity and Operable Capacity.

(b) Seller on behalf of all Contract Purchasers shall submit bids to the ISO for all NEPOOL Defined Products, other than Installed Capacity and Operable Capacity, in accordance with the Bid Procedures and the Operational Characteristics of Canal Unit I in order to enable the ISO to dispatch Canal Unit I in accordance with NEPOOL procedures.

(c) Seller and Purchaser shall take all action necessary in accordance with NEPOOL procedures to ensure that Purchaser shall receive credit with the ISO for Purchaser's 25% of all NEPOOL Defined Products resulting from Canal Unit 1.

(d) Seller shall be responsible for coordinating the submission of the bids, in compliance with the Bidding Procedures, to ISO on behalf of Contract Purchasers and Seller shall communicate the outcome of the dispatch to Contract Purchasers. The Purchaser and Seller shall cooperate to provide information to each other to comply with ISO rules and procedures.

(e)     Seller may appoint an agent to perform its obligations under this
Section 9. The appointment of any agent which is not an Affiliate of Seller shall require the consent of a majority of the Contract Purchasers Committee, which consent may not be unreasonably withheld.

10.     Accountings and Payment

(a) Seller will deliver to Purchaser an invoice within ten (I 0) Business Days after the end of the month, or at such later date as is practicable, for all amounts payable by Purchaser with respect to the previous month. Such bills will be rendered in such detail as Purchaser may reasonably request. All bills are due and payable on the last Business Day of the month when rendered, but no earlier than seven (7) Business Days after receipt of the invoice.

Each monthly billing may include expenses or charges for the amounts payable hereunder, estimated on a periodic basis. Adjustments of items included in prior billings shall be made in current billings. Adjustments shall accrue interest at the Interest Rate. Adjustments of such items may be made at any time within one year after the invoice as the result of-.

(1) Occurrences which change amounts owed or paid to third parties by Seller or owed or paid to Seller by third parties.

(2) Errors or omissions in computing the billing as required by this Contract.

Purchaser shall pay Seller by wire transfer to an account specified by Seller from time to time.

(b) Within 120 days after the end of each Contract Year, Seller shall render to Purchaser an accounting of such Contract Year's fuel usage and other amounts billed as a pass through to Purchaser, and any adjustment of the total amount billed for the period of said accounting shall be made in accordance with said yearly accounting.

No Party shall have the night to challenge said yearly accounting or adjustment, to invoke dispute resolution under Section 23 of the same, or to bring any court or administrative action of any kind questioning the propriety of said accounting, with respect to any adjustment under paragraph (a)(2) of this Section (namely, any error or omission in computing the billing as required by this Contract), after a period of one year from the date said accounting is rendered.

For purposes of this one year limitation provision, any adjustments made under paragraph (a)(1) of this Section (namely, adjustments occasioned by occurrences changing amounts owed to or by third parties), shall be deemed to have been made, whether or not actually made, in the year in which said adjustments are finally determined as between Seller and third parties.

(c) Seller's books and records which directly pertain to the charges rendered to Purchaser shall be open to reasonable inspection and audit by Purchaser.

(d) Overdue payments shall accrue interest at the Interest Rate from, and including, the due date to, but excluding, the date of payment.

11.     Delivery

The electricity generated for the Purchaser by Canal Unit I shall be delivered to Purchaser in the form of three (3) phase, sixty (60) cycle, alternating current at the Delivery Point. Purchaser will make its own arrangements for the transmission of power beyond the Delivery Point.

12.     Term

Unless earlier terminated pursuant to Section 2, 17 or 27, this Contract shall expire on October 10, 2002.

13.     Purchaser's Right to Replacement Contract

Purchaser shall have the option to enter into a new contract for the purchase of 25% of the capacity, energy, ancillary services and other NEPOOL Products from Canal Unit I for the five (5) year period commencing with the expiration of this Contract by delivering written notice to Seller on or before December 31, 1999 of its irrevocable election to enter into such contract. The terms of such replacement contract shall be as set forth on Schedule 1 attached hereto. If such option is exercised, the Parties shall negotiate in good faith to finalize and execute the replacement contract promptly after December 31, 1999.

14.     Force Majeure

Seller shall use all due diligence in accordance with Section 18 to deliver to Purchaser regularly and without interruption the electricity to which it is entitled under this Contract, but Seller shall be excused from delivering electricity hereunder if and to the extent that it shall be prevented from doing so by action of any court or any public authority or by reason of delays in construction, or total or partial shutdown of Canal Unit I by reason of breakdown, scheduled or unscheduled repair s or maintenance, strike, labor troubles, civil disorders, flood, fire or any cause beyond the reasonable control of Seller. Seller will use due diligence to resume normal delivery of electricity in accordance with Good Utility Practice.

15.     Insurance

Seller agrees to keep insured at all times Canal Unit I and all appurtenant facilities against all property risks on which insurance is available at commercially reasonable terms and conditions from reputable insurance companies including but without limitation thereto:

(a) fire, explosion, wind, flood, earthquake, falling aircraft, vandalism, malicious mischief, not and civil commotion.

(b) full breakdown of turbines, explosion, collapse or rupture of boilers and pressure vessels.

All the foregoing insurance shall be carried in an amount at least equal to the reproduction cost new of the insured property less depreciation or, at Seller's option, a limit equal to two times the probable maximum loss for the facility as determined by an independent expert. Seller also agrees to carry basic public liability insurance with limits of at least $100,000/$1,000,000, basic property damage insurance with limits of at least $500,000 and a comprehensive excess combined personal injury and property damage policy with limits of at least $15,000,000.

16. No Right of Setoff
Except as expressly provided in Section 5(b), neither Party shall be entitled to set off, deduct or withhold against the payments required to be made by it under this Contract any amounts which may from time to time be owed to it by the other Party. However, the foregoing shall not affect in any other way the rights and remedies which a Party may have with respect to any such amounts.

17.     Cancellation of Contract

(a) If Seller is unable to make energy deliveries to Purchaser because either (1) Canal Unit I is damaged to the extent of being completely or substantially completely destroyed, whether or not by reason of causes noted in
Section 14 hereof, (2) Canal Unit I is taken by exercise of the right of eminent domain or a similar right or power; or (3) (A) Canal Unit I cannot be used because a necessary license or other necessary public authorization cannot be obtained or is revoked despite Seller's reasonable efforts in accordance with Good Utility Practice to maintain such license or public authorization, or because the use of such license or such authorization is made subject to specified conditions which are not met, and (B) the situation cannot be rectified to an extent which will permit Seller to make deliveries to Purchaser from Canal Unit 1, then and in each such case, either Party may cancel this Contract upon at least ten (10) Business Days prior notice to the other Party.

(b) In all other circumstances no cancellation of the Contract or discontinuance of payments shall be permitted.

18.     Operation and Maintenance
Seller will operate and maintain Canal Unit I in accordance with Good Utility Practice, all applicable law and in' Contract Purchasers' best interest consistent with Good Utility Practice. Outages for inspection, maintenance and necessary capital replacements will be scheduled in accordance with Good Utility Practice and insofar as practicable shall be mutually agreed upon by a majority of the Contract Purchasers Committee to the extent the capital replacements affect the Contract Parties' rights and obligations under this Contract. In the event of an unscheduled outage due to the failure or impairment of any equipment or other cause, Seller will use its reasonable efforts in accordance with Good Utility Practice to restore Canal Unit I t o service as soon as reasonably practical. Seller agrees to use due diligence to maintain at Canal Unit I fuel inventory for the operation of Canal Unit 1 in accordance with Good Utility Practice.

19.     Change in Law

In the event of a change in law, regulation or other legal requirement after the date of this Contract which materially increases Seller's costs of providing service to Purchaser, Seller shall confer with the Contract Purchasers Committee to discuss the most economical manner to address such change in costs in an effort to minimize the increase in costs. Seller shall obtain the approval of a majority of the Contract Purchaser's Committee as to the prudent course of action if such action require s any additional cost, including without limitation any material capital addition. Seller shall adjust the Demand Charge and/or the Energy Charge in a reasonable manner to allow Seller to recover from Purchaser 25% of the increased costs resulting from such change in law, regulation or other legal requirements and incurred in accordance with the actions approved by a majority of the Contract Purchasers Committee. Twenty-five percent (25%) of the reasonable costs of any such material capital addition shall be passed through to Purchaser at a reasonable rate of return, amortized over the normal useful life of the capital addition. The Contract Purchasers Committee shall not unreasonably withhold its consent to action proposed by Seller to respond to such change in law, regulation or other legal requirement, and in no event shall Seller be prevented from complying with such change. In the event of a change in law, regulation or other legal requirement after the date of this Contract which materially decreases Seller's costs of providing service to Purchaser, Seller shall adjust the Demand Charge and/or the Energy Charge in a reasonable manner to pass through to Purchaser 25% of the benefits of any cost reduction resulting from such change.

20.    Taxes

Purchaser shall pay any and all sales taxes, gross receipts taxes, excise taxes, franchise fees or any other fees or charges, including, without limitation, any BTU tax or carbon tax, imposed by any federal, state or local government or any regulatory agency over the provision of service hereunder or Canal Unit 1 (including without limitation any tax imposed on NEPOOL Defined Products produced by Canal Unit I or any tax imposed on interconnection services) with the exception of income taxes or property taxes. Seller represents and warrants that as of the date hereof it is not aware of any such taxes, fees or charges which are imposed by any governmental authority and which would be payable by Purchaser in accordance with this Section 20.

21.     Interpretation

The interpretation and performance of this Contract shall be in accordance with and controlled by the law of the Commonwealth of Massachusetts.

22.     Regulation

This Contract, and all rights, obligations and performance of the Parties hereunder, are subject to all present and future applicable federal, state and local laws and to all present and future duly issued and promulgated orders, regulations, requirements and other duly authorized action of any governmental authority having jurisdiction in the premises.

23.     Dispute Resolution

(a) In case of any dispute between the Parties and after notice of such dispute has been delivered from one Party to the other Party, such dispute shall be referred to the Contract Purchasers Committee for resolution. If the Contract Purchasers Committee fails to resolve the dispute in a manner satisfactory to each Party within 30 days after notice of said dispute is received by a Party, either Party may submit the matter to a Senior Officers Committee composed of the Presidents or other senior officers of each Party. Each Contract Party shall designate a senior officer to serve on the Senior Officers Committee for the purpose of resolving the dispute. If the Senior Officers Committee fails to resolve the dispute within 15 days following the submission of the dispute to said committee, either Party may give the other Party notice (a "Mediation Notice") that the dispute shall be referred to mediation in accordance with
Section 23(b). If the dispute between the Parties involves one o r more of the Other Purchasers, each of the Other Purchasers shall have the rights of the Parties under this Section 23(a).

(b) If either Party delivers a Mediation Notice to the other Party, the Parties shall participate in a non-binding dispute resolution procedure whereby each Party presents its case at a hearing (the "Hearing") before a neutral mediator approved by each Party. If the Parties fall to agree upon the mediator within seven (7) days after the date of the Mediation Notice, either Party may direct the American Arbitration Association to select the mediator. Each Party may be represented at the Hearing by lawyers. If the mediation proceedings do not result in a resolution of the dispute, such mediation proceedings shall be without prejudice to the legal position of either Party. The Parties shall each bear their respective costs incurred in connection with this procedure, except that the fees and expenses of the neutral mediator and the costs of the facility for the Hearing shall be allocated in the amount of fifty percent (50%) to each Party. If the dispute is not resolved pursuant to
Section 23(a) or within twenty one (21) days after the date of the Mediation Notice, either Party may pursue any and all remedies and legal proceedings as are available. If the dispute between the Parties involves one or more of the Other Purchasers, each of the Other Purchasers shall have the rights of the Parties under this Section 23(b), and the fees and expenses of the neutral mediator and the costs of the facility for the Hearing shall be allocated equally among the Parties and the Other Purchasers involved in the dispute.

(c) Nothing in this Section 23 shall limit the rights of either Party to seek in any court of competent jurisdiction such interim relief as may be needed to maintain the status quo, to prevent irreversible harm, or otherwise protect the subject matter of the mediation until the matter shall have been finally resolved; provided, however, any such interim relief ordered by a court shall not determine or prejudge the substantive issues to be decided by such mediation.

(d) Notwithstanding anything to the contrary in this Section 23 or any other provision in this Contract, if Purchaser disputes an amount invoiced pursuant to Section 10 of this Contract, Purchaser shall pay the invoiced amount in full prior to invoking this Section 23, subject to later return with interest accrued in the interim at the Interest Rate.

24.     Communications and Addresses

Except as the Parties may otherwise agree, any notice, request, bill or other communication from one Party to the other, relating to this Contract or the rights, obligations or performance of the Parties hereunder, shall be in writing and shall be effective upon delivery to the other Party. Any notice, request, demand, or statement, which may be given to or made upon a Party hereto by the other Party hereto under any of the provisions of this Contract, shall be in writing unless it is specifically provided otherwise herein, and shall be treated as duly delivered either ( 1) when the same is delivered in person or by reliable courier service or (2) three (3) days after being deposited in the United States mail, by certified mail, postage prepaid, and properly addressed to the Party to be served at the addresses listed below the signature of such Party, or such other address as a Party may notify the other in accordance with this Section 24.

25.     Amendments

(a) Any amendments to this Contract shall be in writing. If the terms of any of the Other Purchasers' New Contracts, as amended from time to time, are different from the terms of this Contract, Seller shall give Purchaser the right to amend this Contract to the same or substantially similar terms to such Other Purchaser's New Contract. Purchaser shall notify Purchaser in writing within 15 days after Seller enters into any Other Purchaser's New Contract or any amendment thereto which contains different terms than the terms herein. Purchaser shall have 15 days after receipt of such notice to enter into an amendment of this Contract to contain such different terms.

(b) Prior to Seller or its Affiliate accepting an assignment of any Other Purchaser's New Contract or Original Contract, Seller shall first issue a request for proposals (an "RFP") to Purchaser regarding the terms (other than price) under which Seller or its Affiliate is willing to accept such an assignment. The RFP shall allow Purchaser to submit an offer for the assignment of this Contract to Seller or its Affiliate, and such offer shall not be deemed to be nonconforming simply because this Contract contains different terms than an Other Purchaser's Original Contract or New Contract.
If Purchaser submits a conforming offer, Seller or its Affiliate shall not accept an assignment from an Other Purchaser for a price that is less favorable to Seller than the offer submitted by Purchaser. Seller and its Affiliate shall not be under an obligation to accept any offer in response to the RFP, and if Seller or its Affiliate changes the terms under which it intends to accept an assignment of an Other Purchaser's Original Contract or New Contract, Seller shall reissue the RFP.

(c) Seller's obligation under Section 25(b) shall terminate upon Purchaser's assignment of this Contract to a third party.

26.     Assignment

(a) Neither Party may assign this Contract without the written consent of the other Party except in accordance with this Section 26.

(b) Upon not less than fifteen (15) days prior written notice to Purchaser, Seller may assign this Contract to any party which acquires Canal Unit I and which meets the Creditworthiness Criteria, provided, however, Purchaser shall not unreasonably withhold its consent if a proposed assignee is a direct or indirect subsidiary of an entity which meets the Creditworthiness Criteria. Seller may assign this Contract as security to its lenders and their agents.

(c) Upon not less than fifteen (1 5) days prior written notice, Purchaser may assign this Contract to any party which meets the Creditworthiness Criteria provided, however, Seller shall not unreasonably withhold its consent if a proposed assignee is a direct or indirect subsidiary of an entity which meets the Creditworthiness Criteria. Purchaser may assign this Contract as security to its lenders and their agents.

(d) Any other assignment of this Contract shall not operate to relieve the assigning Party of its obligations under this Contract without the written consent of the other Party. Each Party agrees to execute such consents as are reasonably requested by the other Party for an assignment to its lenders.

27.     Default: Remedies; Limitation of Liability

(a) As used herein, "Event of Default" shall mean, in relation to a Party (the "Defaulting Party"):

(i) Purchaser as the Defaulting, Party fails to make any payment that is required hereunder to be made to Seller when due, and such failure continues for five (5) Business Days after written notice from Seller;

(ii) Seller as the Defaulting Party breaches Section 4(a) by making deliveries of Purchaser's portion of NEPOOL Products from Canal Unit 1 to third parties;

(iii) the Defaulting Party fails to perform any of its material obligations hereunder, other than as provided in subsection (i) or (ii), and such failure is not excused by force majeure and continues for sixty (60) days after the Defaulting Party receives written notice from the other Party (the "Non Defaulting Party") of such failure; provided, however, with respect to a failure to cure any such obligation, if a period in excess of sixty (60) days is required to cure such failure, the Defaulting Party shall have such additional amount of time, not to exceed one hundred eighty (I 80) days, as may be necessary to cure such failure provided that the Defaulting Party uses reasonable diligence to remedy such failure in accordance with Good Utility Practice; or

(iv) the Defaulting Party makes an assignment or general arrangement for the benefit of creditors, files a petition in, or otherwise commences any proceedings in, bankruptcy or under similar law, or otherwise becomes bankrupt (however evidenced).

(b) In the event Seller falls to deliver energy from Canal Unit I as a result of Seller's breach of its obligations under Section 18 which is not excused by Section 14, during any cure period provided in Section 27(a)(Iii) Purchaser shall be entitled to all remedies available under Section (c) except termination of this Contract. Purchaser shall give Seller prompt written notice whenever Purchaser believes that the provisions of this Section 27(b) are applicable.

(c) Upon an Event of Default, the Non-Defaulting Party may resort to all remedies available at law or in equity, subject to the limitations set forth in
Section 27(d). If it is necessary for any Party to institute legal proceedings or retain an attorney in attempting to collect a delinquent bill. the other Party shall pay any and all expenses and costs of collection, including reasonable attorneys' fees, incurred by such collecting Party.

(d) Except as otherwise explicitly stated herein, in no event shall either Party be liable for punitive, exemplary, special, consequential or incidental damages arising from any breach or default under this Contract, or from any act or omission under or in connection with this Contract. Seller's rights to payment of the Demand Charge, Energy Charge and other amounts payable hereunder shall not be deemed to be consequential damages. Purchaser's rights to payment for its incremental costs of Energy and other NEPOOL Defined Products as damages in the event of a breach of this Contract shall not be deemed to be consequential damages.

28.     Indemnity

Each Party expressly agrees to indemnify, hold harmless and defend the other Party against all claims, liability, costs or expense for loss, damage or injury to persons or property in any manner directly or indirectly connected with or arising out of, the generation, transmission or distribution of electric energy on its own side of the Delivery Point.

29.     Prior Agreements Superseded

Unless otherwise specifically provided, upon the Effective Date this Contract supersedes any and all prior agreements and contracts by and between the Parties relative to Canal Unit 1, including without limitation the Original Contract.

This Contract has been made within the Commonwealth of Massachusetts and shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Power Sales Contract to be executed by their officers duly authorized thereunto and have duly caused their corporate or company seals to be affixed hereto.

SOUTHERN' ENERGY CANAL, L.L.C.

By: /s/ Henry Coolidge
Henry Coolidge, President
Address:
c/o Southern Energy Resources, Inc.
900 Ashwood Parkway, Suite 500
Atlanta, GA 30338
Attention: Alan Harrelson
Vice President North American Assets


MONTAUP ELECTRIC COMPANY

By: /s/ Kevin A. Kirby
Kevin A. Kirby, Vice President
Address:
Montaup Electric Company
c/o EUA Service Corporation
75 West Center Street
West Bridgewater, MA 02379

SCHEDULE 1

TERMS OF REPLACEMENT CONTRACT
Same terms as the Power Contract, except:
Demand Charge shall be 25% of the following:

        October 11, 2002 through December 31, 2002              $ 9,370,000.00
        January 1, 2003 through December 31, 2003               $42,260,000.00
        January 1, 2004 through December 31, 2004               $46,460,000.00
        January 1, 2005 through December 31, 2005               $52,520,000.00
        January 1, 2006 through December 31, 2006               $53,810,000.00
        January 1, 2007 through October 10, 2007                $55,130,000.00

Any increases to the Demand Charge in the existing contract as a result of change of law shall be added to the above charges.

Any increases in property taxes following 2005 will be passed through to Contract Purchasers.

Voting among the Contract Purchasers Committee will be weighted based on percentage of entitlement from Canal Unit 1. For example, if two Contract Purchasers elect to enter into the Replacement Contract and Seller's Affiliate contracts for the remaining 50%, Seller's Affiliate would have 50% of the votes on the Contract Purchasers Committee.

Each Party shall negotiate in good faith to make other reasonable modifications to terms of the Contract as may be requested by either Party.